Exhibit 10(c)

PARKER-HANNIFIN CORPORATION

SUMMARY OF THE COMPENSATION OF THE NON-EMPLOYEE MEMBERS

OF THE BOARD OF DIRECTORS

Adopted August 11, 2010, effective October 1, 2010

Annual retainer for Corporate Governance and Nominating Committee Chair:	$127,500
Annual retainer for Audit Committee Chair:	$117,500
Annual retainer for Human Resources and Compensation Committee Chair:	$112,500
Annual retainer for Finance Committee Chair:	$110,000
Annual retainer for non-chair committee members:	$102,500

Meeting fees of $1,500 for attending each Board of Directors or Committee meeting that exceeds the number of regularly-scheduled meetings of the Board or the relevant Committee in a fiscal year by more than two.

Annual restricted stock grant